Exhibit 99.1

WHITING USA TRUST I

The Bank of New York Mellon Trust Company, N.A., as Trustee

News Release	FOR IMMEDIATE RELEASE

WHITING USA TRUST I ANNOUNCES “TRUE-UP” TO FINAL DISTRIBUTION AND TERMINATION

Austin, Texas, August 27, 2015 – Whiting USA Trust I (OTC Pink Symbol – WHXT) announced it determined today that there will be a payment made to unitholders for the “true-up” to the final distribution, which relates to net proceeds generated from January 1, 2015 through the net profits interest termination date of January 28, 2015 (the “final distribution period”). As discussed in the March 10, 2015 press release, the Trust preliminarily determined that there would be no final distribution to unitholders due to the net profits interest generating a net loss during the final distribution period. However, the determination of the preliminary net loss was based on calculations that included estimates of certain revenues and expenses. As such, a “true-up” to the final distribution has been calculated based on the receipt of actual revenues and payment of actual expenses attributable to the final distribution period, which resulted in the net profits interest generating $870,973 in net proceeds for such period. After payment of this “true-up” distribution, the Trust units will be cancelled and the Trust will wind up its affairs and terminate.

Unitholders of record on March 19, 2015 will receive a distribution of $0.061505 per unit, which will be paid on September 8, 2015. The stock transfer books for the Trust were closed at the close of business on March 19, 2015. As of March 19, 2015, 99.9% of the Trust’s total 13,863,889 units outstanding were held by Cede & Co. (The Depository Trust Corporation’s nominee) and Whiting Petroleum Corporation (“Whiting”) as the official unitholders of record. The March 19, 2015 record date, however, is only applicable to unitholders of record such as Cede & Co. and Whiting, and the ex-date, as discussed below, actually determines which street name holders will be eligible to receive this distribution.

The ex-date for the “true-up” to the final distribution has not been set. The Financial Industry Regulatory Authority, Inc., or FINRA, will set the ex-date after the Trust issues this press release. The Trustee does not set the ex-date, and therefore, investors should contact their broker with any questions about the ex-date for this distribution.

Volumes, average sales prices and net proceeds for the final distribution period, which includes the “true-up” to the final distribution, were:

Sales volumes:
Oil (Bbl)(1)	92,548
Natural gas (Mcf)	428,219

Total (BOE)	163,918
Average sales prices:
Oil (per Bbl)(1)	$43.45
Natural gas (per Mcf)	$3.50

Gross proceeds:
Oil sales(1)	$4,021,204
Natural gas sales	1,498,697

Total gross proceeds	$5,519,901

Costs:
Lease operating expenses(2)	$3,967,572
Production taxes	681,356

Total costs	$4,648,928

Net proceeds	$870,973
Percentage allocable to Trust’s Net Profits Interest	90%

Total cash available for the Trust	$783,876
Refund of estimated Trust expense withholdings	75,185
Montana state income taxes withheld	(6,367)

Net cash proceeds available for distribution	$852,694

Trust units outstanding	13,863,889

Cash distribution per Trust unit	$0.061505

(1)	Oil includes natural gas liquids.
(2)

The Trust’s underlying properties experienced lower than expected lease operating expense (“LOE”) during the final distribution period due to decreases in the cost of oilfield goods and services as a result of lower demand in the industry. LOE on a per BOE basis for the final distribution period was $24.20, which is a decline of 13% (or $3.66) as compared to the Trust’s distribution to unitholders for the fourth quarterly payment period of 2014.

The Trust’s net profits interest, which terminated effective January 28, 2015, represented the right to receive 90% of the net proceeds from Whiting Petroleum Corporation’s interests in certain existing oil and natural gas producing properties located primarily in the Rocky Mountains, Mid-Continent, Permian Basin, and Gulf Coast regions of the United States. As described in the Trust’s public filings, since the assets of the Trust were depleting assets, a portion of each cash distribution paid on the Trust units should have been considered by investors to be a return of capital, with the remainder being considered as a return on investment or yield.

This press release contains forward-looking statements, including all statements made in this press release other than statements of historical fact. No assurances can be given that such statements will prove to be correct. The trading price of the Trust units is affected by factors outside of the control of the Trust or Whiting, including actions of market participants, among others. Statements made in this press release are qualified by the cautionary statements made in this press release. The Trustee does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	Whiting USA Trust I
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599
919 Congress Avenue, Austin, TX 78701
http://whx.investorhq.businesswire.com/

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